Exhibit 4.2.7

November 15, 2006

Wegener Communications, Inc.

11350 Technology Circle

Duluth, Georgia 30155

Re:	Eighth Amendment

Gentlemen:

Wegener Communications, Inc., a Georgia corporation (“Borrower”) and LaSalle Bank National Association, a national banking association (“Bank”) have entered into that certain Loan and Security Agreement dated June 5, 1996 (the “Security Agreement”). From time to time thereafter, Borrower and Bank may have executed various amendments (each an “Amendment” and collectively the “Amendments”) to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the “Agreement”). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Agreement hereby is amended as follows:

(a) Subparagraph 7(b) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

(b)

Transaction Fee: Borrower shall pay to Bank a one-time transaction fee in the amount of Five Hundred and No/100 Dollars ($500.00) which fee shall be fully earned by Bank on the date of this Amendment and payable on November 30, 2006.

(b) Paragraph (9) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

(9)	Tangible Net Worth

Notwithstanding the provision of subparagraph 11(o) of the Agreement, Wegener Corporation shall at all times maintain a Tangible Net Worth equal to the Minimum Tangible Net Worth as

Wegener Communications, Inc.

November 29, 2006

hereafter defined. From November 30, 2006 through August 31, 2007, the Minimum Tangible Net Worth shall equal (i) $2,900,000.00 at the end of Borrower’s first fiscal quarter, (ii) $2,600,000.00 at the end of Borrower’s second fiscal quarter, (iii) $2,900,000.00 at the end of Borrower’s third fiscal quarter, and (iv) $3,100,000.00 at the end of Borrower’s fourth fiscal quarter; provided, however, in the event that Borrower fails to maintain such Minimum Tangible Net Worth amounts in the end of each of Borrower’s first three (3) fiscal quarters, then, Borrower shall have excess availability under paragraph (1) of Exhibit A of the Agreement of at least Five Hundred Thousand and No/100 Dollars ($500,000.00). Commencing September 1, 2007, and for each of Borrower’s fiscal years thereafter, Minimum Tangible Net Worth shall be equal to the greater of (1) Wegener Corporation’s Tangible Net Worth as shown on Wegener Corporation’s reviewed year-end financial statement for the immediately preceding fiscal year (which shall be delivered to Bank in form and substance satisfactory to Bank no later than 120 days after each fiscal year end), or (2) the Minimum Tangible Net Worth as of the last day of the immediately preceding fiscal year, plus the greater of (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or (ii) twenty-five percent (25%) of Borrower’s net income for the immediately preceding fiscal year. “Tangible Net Worth” being defined for purposes of this paragraph as Wegener’s shareholders’ equity (including retained earnings) less the book value of all intangible assets (as determined solely by Bank on a consistent basis) plus the amount of any LIFO reserve plus the amount of any debt subordinated to Bank, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statement dated February 28, 2006 except as set forth herein. The measurement for Minimum Tangible Net Worth shall be determined solely by Bank at the end of each of Wegener Corporation’s fiscal quarters.

2. This Amendment shall not become effective until fully executed by all parties hereto.

Wegener Communications, Inc.

November 29, 2006

3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

LaSalle Bank National Association,
a national banking association

By:	/s/ Dan Gallagher
Dan Gallagher
Title:	Vice President

Accepted and agreed to this

15th day of November, 2006

WEGENER COMMUNICATIONS, INC.

By:	/s/ Robert A. Placek
Robert A. Placek
Title:	CEO

By:	/s/ C. Troy Woodbury, Jr.
C. Troy Woodbury, Jr.
Title:	Treasurer

Consented and agreed to by the following guarantor of the obligations of Wegener Communications, Inc. to LaSalle Bank National Association.

WEGENER CORPORATION

By:	/s/ Robert A. Placek
Robert A. Placek
Title:	President and CEO
Date:	November 15, 2006